Exhibit 107
The prospectus for the Capital One Multi-asset Execution Trust
Class A(2025-2)
Card series notes to which this Exhibit 107 relates is a final prospectus for the related offering. The maximum aggregate amount of such
Class A(2025-2)
notes is $
750,000,000
.